Exhibit 99.2

FAQ For G1 Therapeutics Employees

•	Why did Pharmacosmos acquire the company?

○	We recognize the important benefits that Cosela brings to patients, and we believe that the expanded field presence realized through this acquisition will ensure that the product is available to more patients.

•	Why do we think we can leverage this opportunity?

○	G1 and Pharmacosmos Therapeutics are calling on the same prescribers. The expertise and competencies required to commercialize Cosela and Monoferric are very similar. This transaction will allow broader reach for both products and will ensure more patients are treated.

•	How are we going to invest in this opportunity?

○	Pharmacosmos is a growing organization. The company has a track record of consistent investment in growth opportunities as demonstrated by the establishment of affiliates in both the United States and China in recent years. It is our intention to continue to invest for long-term growth.

•	How is this going to affect those working in the company, and what are the potential opportunities for employees joining PTI?

○	This has been a fast-moving transaction, and we are just beginning the planning for integration following the closing. So, it is too early to provide any specifics, but our goal is to work quickly to provide answers and clarity as soon as possible.

•	Who will drive the integration?

○	We anticipate that the planning for integration and the post-closing integration will be a highly collaborative process with active participation from both sides.

•	What are the key milestones for integration?

○	It is too early to provide specific milestones, as the planning is just beginning. We will provide updates as appropriate as the project moves forward.

•	What are the plans for the RTP office?

○	At this early stage in the process, we have not yet made any decisions regarding the RTP office following closing.

•	When can we expect to have clarity about future employment?

This has been a fast-moving transaction, and we are just beginning the planning for integration following the closing. So, it is too early to provide any specifics, but our goal is to work quickly to provide answers and clarity as soon as possible.

•	What are the company’s plans for future growth?

○	We are still early in our growth journey, particularly in the US. This is a transformative transaction for our company and creates an outstanding platform for both organic and in-organic growth.

•	What is the plan regarding which clinical programs to continue?

○	We will be assessing the options in the coming period, subject to close and cannot say at this stage

•	What is the plan for expanding into new geographies?

○	We will be assessing the options in the coming period, subject to closing and cannot say at this stage

•	What’s the relation between iron deficiency and oncology? Do you know this space?

○	Hematologist oncologists treat both iron deficiency and oncology supportive care drugs such as Trilaciclib

•	What do you see as the biggest challenge in driving this combined organization?

○	It is critical to patients and the great work that G1 has done that we all execute successfully on the closing of the transaction and the integration

•	What attracted you the most about Cosela and G1?

○	We believe Cosela is a first in class drug, making a significant difference to patients

○	We believe G1 is complementary to our own business and strategy

•	How would you describe the culture at Pharmacosmos?

○	We are a family-owned business where people are at the forefront and there is a long-term view

○	Our management structure results in quick decision-making and little hierarchy

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the business Pharmacosmos A/S (“Pharmacosmos”) and of the proposed acquisition of G1 Therapeutics, Inc. (“G1”) by Pharmacosmos. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this document are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this document, including, without limitation: (i) risks and uncertainties relating to Pharmacosmos’s financial performance and business operations; (ii) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (iii) uncertainties as to how many of G1’s stockholders will tender their shares in the offer; (iv) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (v) the possibility that competing offers will be made; (vi) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (viii) G1’s ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; (ix) comments, feedback and actions of regulatory agencies; (x) G1’s dependence on the commercial success of COSELA (trilaciclib); (xi) the inherent uncertainties associated with developing new products or technologies and operating as commercial stage company; (xi) chemotherapy shortages; and (xiii) other risks identified in G1’s SEC filings, including G1’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Pharmacosmos and G1 disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Additional Information and Where to Find It

The tender offer referred to in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Pharmacosmos and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Pharmacosmos and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and G1 will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY G1’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to G1’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of G1 by accessing https://investor.g1therapeutics.com/ or by contacting Investor Relations at ir@g1therapeutics.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

G1’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.